Exhibit 10.1 News Release

Fuego Entertainment Announces the Acquisition of Vision Sports Entertainment Network with 24 Affiliate Stations Reaching 14 Million US Households

MIAMI, FL. November 20 -- Fuego Entertainment, Inc. (OTC Bulletin Board: FUGO) today announces that it has acquired Vision Sports Entertainment Network (VSEN-TV), broadcasting on 24 affiliate stations and reaching over 14 million US households. Based in Burbank, VSEN-TV will relocate to Las Vegas, NV, and its founder, Rod Myers, will remain President of this wholly-owned subsidiary of Fuego Entertainment under a three-year employment agreement. Financial terms of the acquisition were not disclosed.

“We are very excited to penetrate so many markets with this acquisition and go on-the-air with 24-hour broadcasting. While VSEN-TV is broadcasting in English, we hope to utilize some of the content for FuegoTV’s Spanish-speaking viewers as well,” stated Hugo Cancio, CEO of Fuego Entertainment. “Our sales and management teams are working to promote VSEN-TV with national advertisers and we are committed to developing its infrastructure internally and through future acquisitions.”

The Arena2 Football League, World Dirt Racing League, IBL Basketball, and Freestyle Fighting are leading programs on VSEN-TV. Also showing extreme sports, movies, talk shows, and gambling events, VSEN-TV provides an attractive advertising platform for media buyers on local and national levels.

“Having launched VSEN-TV in July 2006, the network has been successful in collaborating with various programming suppliers and television broadcasters,” said Rod Myers, President of VSEN-TV and General Manager of FuegoTV’s channel 28 in Las Vegas, NV. “Our current partners and sponsors, together with Fuego Entertainment’s leadership, will increase our brand awareness to sporting enthusiasts and continue our expansion onto additional stations.”

VSEN-TV is currently broadcasting in Wichita, Hartford, Fresno, Sacramento, Louisville, Biloxi, Dayton, Houston, Mobile, Buffalo, Springfield (MA), Little Rock, the US Virgin Islands, and other markets.

About Vision Sports Entertainment Network

Vision Sports Entertainment Network is a television broadcasting company with 24 affiliate stations reaching 14 million US households. Primarily distributing sports programming, VSEN-TV’s headquarters is located in Burbank, California. For more information, please visit VSEN-TV’s website at http://www.vsentv.com.

About Fuego Entertainment, Inc.

With stations in Las Vegas and Puerto Rico, Fuego Entertainment, Inc. is a media and entertainment company primarily engaged in the television broadcasting of Spanish-speaking programming on its US television network, FuegoTV. Additionally, the Company is broadcasting Vision Sports Entertainment Network on 24 stations across the US and US Virgin Islands. The Company also produces filmed content and manages a music record label, Fuego Entertainment Music International (FEMI), with seven Latin artists. For more information, please visit Fuego’s website at http://www.fuegoentertainment.net.

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

CONTACT: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531, ir@fuegoentertainment.net